UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

GateHouse Media, Inc.
(Name of Issuer)

Common Stock, par value $0.01 per share
(Title of Class of Securities)

367348109
(CUSIP Number)

December 31, 2007
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

 ☐ Rule 13d-1(b)

 ☐ Rule 13d-1(c)

 ☒ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G

CUSIP No. 367348109 Page 2 of 54 Pages
1 NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Fortress Partners Offshore Securities LLC
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) | | (b) | |
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER -170,700-
6 SHARED VOTING POWER -0-
7 SOLE DISPOSITIVE POWER -170,700-
8 SHARED DISPOSITIVE POWER -0-
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -170,700-
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1% (based on 57,871,776 shares outstanding as of November 9, 2007)
12 TYPE OF REPORTING PERSON (See Instructions) OO

SCHEDULE 13G

CUSIP No. 367348109 Page 3 of 54 Pages
1 NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Fortress Partners Master Fund L.P.
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) | | (b) | |
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER -0-
6 SHARED VOTING POWER -170,700-*
7 SOLE DISPOSITIVE POWER -0-
8 SHARED DISPOSITIVE POWER -170,700-*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -170,700-
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1% (based on 57,871,776 shares outstanding as of November 9, 2007)
12 TYPE OF REPORTING PERSON (See Instructions) PN
* Solely in its capacity as the sole managing member of Fortress Partners Offshore Securities LLC.

SCHEDULE 13G

CUSIP No. 367348109 Page 4 of 54 Pages
1 NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Fortress Partners Offshore Master GP LLC
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) | | (b) | |
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER -0-
6 SHARED VOTING POWER -170,700-*
7 SOLE DISPOSITIVE POWER -0-
8 SHARED DISPOSITIVE POWER -170,700-*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -170,700-
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1% (based on 57,871,776 shares outstanding as of November 9, 2007)
12 TYPE OF REPORTING PERSON (See Instructions) OO
* Solely in its capacity as the general partner of Fortress Partners Master Fund L.P.

SCHEDULE 13G

CUSIP No. 367348109 Page 5 of 54 Pages
1 NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON FIF III Liberty Holdings LLC
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) | | (b) | |
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER -22,050,000-
6 SHARED VOTING POWER -0-
7 SOLE DISPOSITIVE POWER -22,050,000-
8 SHARED DISPOSITIVE POWER -0-
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -22,050,000-
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 38.1% (based on 57,871,776 shares outstanding as of November 9, 2007)
12 TYPE OF REPORTING PERSON (See Instructions) OO

SCHEDULE 13G

CUSIP No. 367348109 Page 6 of 54 Pages
1 NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Fortress Investment Fund III LP
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) | | (b) | |
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER -0-
6 SHARED VOTING POWER -8,087,400-*
7 SOLE DISPOSITIVE POWER -0-
8 SHARED DISPOSITIVE POWER -8,087,400-*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -8,087,400-
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 14.0% (based on 57,871,776 shares outstanding as of November 9, 2007)
12 TYPE OF REPORTING PERSON (See Instructions) PN
* Solely in its capacity as the owner of 36.7% of the limited liability company interests of FIF III Liberty Holdings LLC.

SCHEDULE 13G

CUSIP No. 367348109 Page 7 of 54 Pages
1 NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Fortress Investment Fund III (Fund B) LP
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) | | (b) | |
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER -0-
6 SHARED VOTING POWER -6,914,800-*
7 SOLE DISPOSITIVE POWER -0-
8 SHARED DISPOSITIVE POWER -6,914,800-*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -6,914,800-
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 11.9% (based on 57,871,776 shares outstanding as of November 9, 2007)
12 TYPE OF REPORTING PERSON (See Instructions) PN
* Solely in its capacity as the owner of 31.4% of the limited liability company interests of FIF III Liberty Holdings LLC.

SCHEDULE 13G

CUSIP No. 367348109 Page 8 of 54 Pages
1 NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Fortress Investment Fund III (Fund C) LP
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) | | (b) | |
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER -0-
6 SHARED VOTING POWER -1,445,900-*
7 SOLE DISPOSITIVE POWER -0-
8 SHARED DISPOSITIVE POWER -1,445,900-*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -1,445,900-
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.5% (based on 57,871,776 shares outstanding as of November 9, 2007)
12 TYPE OF REPORTING PERSON (See Instructions) PN
* Solely in its capacity as the owner of 6.6% of the limited liability company interests of FIF III Liberty Holdings LLC.

SCHEDULE 13G

CUSIP No. 367348109 Page 9 of 54 Pages
1 NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Fortress Investment Fund III (Fund D) L.P.
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) | | (b) | |
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER -0-
6 SHARED VOTING POWER -3,318,800-*
7 SOLE DISPOSITIVE POWER -0-
8 SHARED DISPOSITIVE POWER -3,318,800-*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -3,318,800-
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.7% (based on 57,871,776 shares outstanding as of November 9, 2007)
12 TYPE OF REPORTING PERSON (See Instructions) PN
* Solely in its capacity as the owner of 15.1% of the limited liability company interests of FIF III Liberty Holdings LLC.

SCHEDULE 13G

CUSIP No. 367348109 Page 10 of 54 Pages
1 NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Fortress Investment Fund III (Fund E) L.P.
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) | | (b) | |
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER -0-
6 SHARED VOTING POWER -233,100-*
7 SOLE DISPOSITIVE POWER -0-
8 SHARED DISPOSITIVE POWER -233,100-*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -233,100-
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1% (based on 57,871,776 shares outstanding as of November 9, 2007)
12 TYPE OF REPORTING PERSON (See Instructions) PN
* Solely in its capacity as the owner of 1.1% of the limited liability company interests of FIF III Liberty Holdings LLC.

SCHEDULE 13G

CUSIP No. 367348109 Page 11 of 54 Pages
1 NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Fortress Investment Fund III (Coinvestment Fund A) LP
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) | | (b) | |
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER -0-
6 SHARED VOTING POWER -348,500-*
7 SOLE DISPOSITIVE POWER -0-
8 SHARED DISPOSITIVE POWER -348,500-*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -348,500-
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1% (based on 57,871,776 shares outstanding as of November 9, 2007)
12 TYPE OF REPORTING PERSON (See Instructions) PN
* Solely in its capacity as the owner of 1.6% of the limited liability company interests of FIF III Liberty Holdings LLC.

SCHEDULE 13G

CUSIP No. 367348109 Page 12 of 54 Pages
1 NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Fortress Investment Fund III (Coinvestment Fund B) LP
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) | | (b) | |
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER -0-
6 SHARED VOTING POWER -684,700-*
7 SOLE DISPOSITIVE POWER -0-
8 SHARED DISPOSITIVE POWER -684,700-*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -684,700-
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.2% (based on 57,871,776 shares outstanding as of November 9, 2007)
12 TYPE OF REPORTING PERSON (See Instructions) PN
* Solely in its capacity as the owner of 3.1% of the limited liability company interests of FIF III Liberty Holdings LLC.

SCHEDULE 13G

CUSIP No. 367348109 Page 13 of 54 Pages
1 NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Fortress Investment Fund III (Coinvestment Fund C) LP
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) | | (b) | |
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER -0-
6 SHARED VOTING POWER -176,300-*
7 SOLE DISPOSITIVE POWER -0-
8 SHARED DISPOSITIVE POWER -176,300-*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -176,300-
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1% (based on 57,871,776 shares outstanding as of November 9, 2007)
12 TYPE OF REPORTING PERSON (See Instructions) PN
* Solely in its capacity as the owner of 0.8% of the limited liability company interests of FIF III Liberty Holdings LLC.

SCHEDULE 13G

CUSIP No. 367348109 Page 14 of 54 Pages
1 NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Fortress Investment Fund III (Coinvestment Fund D) L.P.
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) | | (b) | |
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER -0-
6 SHARED VOTING POWER -840,500-*
7 SOLE DISPOSITIVE POWER -0-
8 SHARED DISPOSITIVE POWER -840,500-*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -840,500-
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.5% (based on 57,871,776 shares outstanding as of November 9, 2007)
12 TYPE OF REPORTING PERSON (See Instructions) PN
* Solely in its capacity as the owner of 3.8% of the limited liability company interests of FIF III Liberty Holdings LLC.

SCHEDULE 13G

CUSIP No. 367348109 Page 15 of 54 Pages
1 NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Fortress Fund III GP LLC
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) | | (b) | |
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER -0-
6 SHARED VOTING POWER -22,050,000-*
7 SOLE DISPOSITIVE POWER -0-
8 SHARED DISPOSITIVE POWER -22,050,000-*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -22,050,000-
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 38.1% (based on 57,871,776 shares outstanding as of November 9, 2007)
12 TYPE OF REPORTING PERSON (See Instructions) OO
* Solely in its capacity as the general partner of each of Fortress Investment Fund III LP, Fortress Investment Fund III (Fund B) LP, Fortress Investment Fund III (Fund C) LP, Fortress Investment Fund III (Fund D) L.P., Fortress Investment Fund III (Fund E) L.P., Fortress Investment Fund III (Coinvestment Fund A) LP, Fortress Investment Fund III (Coinvestment Fund B) LP, Fortress Investment Fund III (Coinvestment Fund C) LP, and Fortress Investment Fund III (Coinvestment Fund D) L.P.

SCHEDULE 13G

CUSIP No. 367348109 Page 16 of 54 Pages
1 NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Fortress Investment Fund GP (Holdings) LLC
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) | | (b) | |
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER -0-
6 SHARED VOTING POWER -22,050,000-*
7 SOLE DISPOSITIVE POWER -0-
8 SHARED DISPOSITIVE POWER -22,050,000-*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -22,050,000-
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 38.1% (based on 57,871,776 shares outstanding as of November 9, 2007)
12 TYPE OF REPORTING PERSON (See Instructions) OO
* Solely in its capacity as the sole managing member of Fortress Fund III GP LLC.

SCHEDULE 13G

CUSIP No. 367348109 Page 17 of 54 Pages
1 NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Fortress Partners Securities LLC
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) | | (b) | |
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER -505,100-
6 SHARED VOTING POWER -0-
7 SOLE DISPOSITIVE POWER -505,100-
8 SHARED DISPOSITIVE POWER -0-
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -505,100-
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1% (based on 57,871,776 shares outstanding as of November 9, 2007)
12 TYPE OF REPORTING PERSON (See Instructions) OO

SCHEDULE 13G

CUSIP No. 367348109 Page 18 of 54 Pages
1 NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Fortress Partners Fund LP
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) | | (b) | |
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER
6 SHARED VOTING POWER -505,100-*
7 SOLE DISPOSITIVE POWER -0-
8 SHARED DISPOSITIVE POWER -505,100-*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -505,100-
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1% (based on 57,871,776 shares outstanding as of November 9, 2007)
12 TYPE OF REPORTING PERSON (See Instructions) PN
* Solely in its capacity as the sole managing member of Fortress Partners Securities LLC.

SCHEDULE 13G

CUSIP No. 367348109 Page 19 of 54 Pages
1 NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Fortress Partners GP LLC
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) | | (b) | |
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER -0-
6 SHARED VOTING POWER -505,100-*
7 SOLE DISPOSITIVE POWER -0-
8 SHARED DISPOSITIVE POWER -505,100-*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -505,100-
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1% (based on 57,871,776 shares outstanding as of November 9, 2007)
12 TYPE OF REPORTING PERSON (See Instructions) OO
* Solely in its capacity as the general partner of Fortress Partners Fund LP.

SCHEDULE 13G

CUSIP No. 367348109 Page 20 of 54 Pages
1 NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Fortress Principal Investment Holdings IV LLC
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) | | (b) | |
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER -0-
6 SHARED VOTING POWER -730,100-*
7 SOLE DISPOSITIVE POWER -0-
8 SHARED DISPOSITIVE POWER -730,100-*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -730,100-
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.3% (based on 57,871,776 shares outstanding as of November 9, 2007)
12 TYPE OF REPORTING PERSON (See Instructions) OO
* 505,100 solely in its capacity as the sole managing member of Fortress Partners GP LLC and 225,000 solely in its capacity as the sole managing member of Drawbridge Special Opportunities GP LLC.

SCHEDULE 13G

CUSIP No. 367348109 Page 21 of 54 Pages
1 NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Fortress Partners Advisors LLC
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) | | (b) | |
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER -0-
6 SHARED VOTING POWER -505,100-*
7 SOLE DISPOSITIVE POWER -0-
8 SHARED DISPOSITIVE POWER -505,100-*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -505,100-
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1% (based on 57,871,776 shares outstanding as of November 9, 2007)
12 TYPE OF REPORTING PERSON (See Instructions) OO
* Solely in its capacity as the investment advisor of Fortress Partners Fund LP.

SCHEDULE 13G

CUSIP No. 367348109 Page 22 of 54 Pages
1 NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Drawbridge DSO Securities LLC
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) | | (b) | |
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER -225,000-
6 SHARED VOTING POWER -0-
7 SOLE DISPOSITIVE POWER -225,000-
8 SHARED DISPOSITIVE POWER -0-
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -225,000-
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1% (based on 57,871,776 shares outstanding as of November 9, 2007)
12 TYPE OF REPORTING PERSON (See Instructions) OO

SCHEDULE 13G

CUSIP No. 367348109 Page 23 of 54 Pages
1 NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Drawbridge Special Opportunities Fund LP
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) | | (b) | |
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER -0-
6 SHARED VOTING POWER -225,000-*
7 SOLE DISPOSITIVE POWER -0-
8 SHARED DISPOSITIVE POWER -225,000-*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -225,000-
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1% (based on 57,871,776 shares outstanding as of November 9, 2007)
12 TYPE OF REPORTING PERSON (See Instructions) PN
* Solely in its capacity as the sole managing member of Drawbridge DSO Securities LLC.

SCHEDULE 13G

CUSIP No. 367348109 Page 24 of 54 Pages
1 NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Drawbridge Special Opportunities GP LLC
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) | | (b) | |
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER -0-
6 SHARED VOTING POWER -225,000-*
7 SOLE DISPOSITIVE POWER -0-
8 SHARED DISPOSITIVE POWER -225,000-*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -225,000-
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1% (based on 57,871,776 shares outstanding as of November 9, 2007)
12 TYPE OF REPORTING PERSON (See Instructions) OO
* Solely in its capacity as the general partner of Drawbridge Special Opportunities Fund LP

SCHEDULE 13G

CUSIP No. 367348109 Page 25 of 54 Pages
1 NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Drawbridge OSO Securities LLC
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) | | (b) | |
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER -25,000-
6 SHARED VOTING POWER -0-
7 SOLE DISPOSITIVE POWER -25,000-
8 SHARED DISPOSITIVE POWER -0-
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -25,000-
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1% (based on 57,871,776 shares outstanding as of November 9, 2007)
12 TYPE OF REPORTING PERSON (See Instructions) OO

SCHEDULE 13G

CUSIP No. 367348109 Page 26 of 54 Pages
1 NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Drawbridge Special Opportunities Fund Ltd.
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) | | (b) | |
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER -0-
6 SHARED VOTING POWER -25,000-*
7 SOLE DISPOSITIVE POWER -0-
8 SHARED DISPOSITIVE POWER -25,000-*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -25,000-
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1% (based on 57,871,776 shares outstanding as of November 9, 2007)
12 TYPE OF REPORTING PERSON (See Instructions) OO
* Solely in its capacity as the sole managing member of Drawbridge OSO Securities LLC.

SCHEDULE 13G

CUSIP No. 367348109 Page 27 of 54 Pages
1 NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Drawbridge Special Opportunities Advisors LLC
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) | | (b) | |
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER -0-
6 SHARED VOTING POWER -250,000-*
7 SOLE DISPOSITIVE POWER -0-
8 SHARED DISPOSITIVE POWER -250,000-*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -250,000-
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1% (based on 57,871,776 shares outstanding as of November 9, 2007)
12 TYPE OF REPORTING PERSON (See Instructions) OO
* Solely in its capacity as the investment advisor of each of Drawbridge Special Opportunities Fund LP and Drawbridge Special Opportunities Fund Ltd.

SCHEDULE 13G

CUSIP No. 367348109 Page 28 of 54 Pages
1 NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Drawbridge Global Macro Master Fund Ltd.
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) | | (b) | |
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER -1,334,011-
6 SHARED VOTING POWER -0-
7 SOLE DISPOSITIVE POWER -1,334,011-
8 SHARED DISPOSITIVE POWER -0-
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -1,334,011-
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.3% (based on 57,871,776 shares outstanding as of November 9, 2007)
12 TYPE OF REPORTING PERSON (See Instructions) OO

SCHEDULE 13G

CUSIP No. 367348109 Page 29 of 54 Pages
1 NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Drawbridge Global Macro Intermediate Fund L.P.
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) | | (b) | |
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER -0-
6 SHARED VOTING POWER -1,195,274-*
7 SOLE DISPOSITIVE POWER -0-
8 SHARED DISPOSITIVE POWER -1,195,274-*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -1,195,274-
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.1% (based on 57,871,776 shares outstanding as of November 9, 2007)
12 TYPE OF REPORTING PERSON (See Instructions) OO
* Solely in its capacity as the owner of 89.6% of the issued and outstanding shares of beneficial interest of Drawbridge Global Macro Master Fund Ltd.

SCHEDULE 13G

CUSIP No. 367348109 Page 30 of 54 Pages
1 NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Drawbridge Global Macro Fund LP
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) | | (b) | |
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER -0-
6 SHARED VOTING POWER -138,737-*
7 SOLE DISPOSITIVE POWER -0-
8 SHARED DISPOSITIVE POWER -138,737-*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -138,737-
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1% (based on 57,871,776 shares outstanding as of November 9, 2007)
12 TYPE OF REPORTING PERSON (See Instructions) PN
* Solely in its capacity as the owner of 10.4% of the issued and outstanding shares of beneficial interest of Drawbridge Global Macro Master Fund Ltd.

SCHEDULE 13G

CUSIP No. 367348109 Page 31 of 54 Pages
1 NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Drawbridge Global Macro GP LLC
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) | | (b) | |
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER -0-
6 SHARED VOTING POWER -138,737-*
7 SOLE DISPOSITIVE POWER -0-
8 SHARED DISPOSITIVE POWER -138,737-*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -138,737-
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1% (based on 57,871,776 shares outstanding as of November 9, 2007)
12 TYPE OF REPORTING PERSON (See Instructions) OO
* Solely in its capacity as the general partner of Drawbridge Global Macro Fund LP.

SCHEDULE 13G

CUSIP No. 367348109 Page 32 of 54 Pages
1 NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Drawbridge Global Macro Fund Ltd.
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) | | (b) | |
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER -0-
6 SHARED VOTING POWER -1,195,274-*
7 SOLE DISPOSITIVE POWER -0-
8 SHARED DISPOSITIVE POWER -1,195,274-*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -1,195,274-
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.1% (based on 57,871,776 shares outstanding as of November 9, 2007)
12 TYPE OF REPORTING PERSON (See Instructions) OO
* Solely in its capacity as the sole limited partner of Drawbridge Global Macro Intermediate Fund L.P.

SCHEDULE 13G

CUSIP No. 367348109 Page 33 of 54 Pages
1 NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Drawbridge Global Macro Advisors LLC
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) | | (b) | |
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER -0-
6 SHARED VOTING POWER -1,334,011-*
7 SOLE DISPOSITIVE POWER -0-
8 SHARED DISPOSITIVE POWER -1,334,011-*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -1,334,011-
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.3% (based on 57,871,776 shares outstanding as of November 9, 2007)
12 TYPE OF REPORTING PERSON (See Instructions) OO
* Solely in its capacity as the investment advisor of each of Drawbridge Global Macro Fund LP, Drawbridge Global Macro Fund Ltd., Drawbridge Global Macro Intermediate Fund L.P. and Drawbridge Global Macro Master Fund Ltd.

SCHEDULE 13G

CUSIP No. 367348109 Page 34 of 54 Pages
1 NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON DBGM Associates LLC
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) | | (b) | |
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER -0-
6 SHARED VOTING POWER -1,195,274-*
7 SOLE DISPOSITIVE POWER -0-
8 SHARED DISPOSITIVE POWER -1,195,274-*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -1,195,274-
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.1% (based on 57,871,776 shares outstanding as of November 9, 2007)
12 TYPE OF REPORTING PERSON (See Instructions) OO
* Solely in its capacity as the general partner of Drawbridge Global Macro Intermediate Fund L.P.

SCHEDULE 13G

CUSIP No. 367348109 Page 35 of 54 Pages
1 NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Principal Holdings I LP
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) | | (b) | |
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER -0-
6 SHARED VOTING POWER -1,195,274-*
7 SOLE DISPOSITIVE POWER -0-
8 SHARED DISPOSITIVE POWER -1,195,274-*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -1,195,274-
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.1% (based on 57,871,776 shares outstanding as of November 9, 2007)
12 TYPE OF REPORTING PERSON (See Instructions) OO
* Solely in its capacity as the sole managing member of DBGM Associates LLC.

SCHEDULE 13G

CUSIP No. 367348109 Page 36 of 54 Pages
1 NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON FIG Asset Co. LLC
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) | | (b) | |
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER -0-
6 SHARED VOTING POWER -1,195,274-*
7 SOLE DISPOSITIVE POWER -0-
8 SHARED DISPOSITIVE POWER -1,195,274-*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -1,195,274-
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.1% (based on 57,871,776 shares outstanding as of November 9, 2007)
12 TYPE OF REPORTING PERSON (See Instructions) OO
* Solely in its capacity as the general partner of Principal Holdings I LP.

SCHEDULE 13G

CUSIP No. 367348109 Page 37 of 54 Pages
1 NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON FIG LLC
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) | | (b) | |
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER -0-
6 SHARED VOTING POWER -24,139,111-*
7 SOLE DISPOSITIVE POWER -0-
8 SHARED DISPOSITIVE POWER -24,139,111-*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -24,139,111-
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 41.7% (based on 57,871,776 shares outstanding as of November 9, 2007)
12 TYPE OF REPORTING PERSON (See Instructions) OO
* 505,100 shares solely in its capacity as the sole managing member of Fortress Partners Advisors LLC, 250,000 shares solely in its capacity as the sole managing member of Drawbridge Special Opportunities Advisors LLC, 1,334,011 shares solely in its capacity as the sole managing member of Drawbridge Global Macro Advisors LLC and 22,050,000 shares solely in its capacity as investment advisor to each of Fortress Investment Fund III LP, Fortress Investment Fund III (Fund B) LP, Fortress Investment Fund III (Fund C) LP, Fortress Investment Fund III (Fund D) L.P., Fortress Investment Fund III (Fund E) L.P., Fortress Investment Fund III (Coinvestment Fund A) LP, Fortress Investment Fund III (Coinvestment Fund B) LP, Fortress Investment Fund III (Coinvestment Fund C) LP and Fortress Investment Fund III (Coinvestment Fund D) L.P.

SCHEDULE 13G

CUSIP No. 367348109 Page 38 of 54 Pages
1 NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Fortress Operating Entity I LP
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) | | (b) | |
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER -0-
6 SHARED VOTING POWER -24,139,111-*
7 SOLE DISPOSITIVE POWER -0-
8 SHARED DISPOSITIVE POWER -24,139,111-*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -24,139,111-
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 41.7% (based on 57,871,776 shares outstanding as of November 9, 2007)
12 TYPE OF REPORTING PERSON (See Instructions) PN
* Solely in its capacity as the sole managing member of each of FIG LLC and Fortress Principal Investment Holdings IV LLC.

SCHEDULE 13G

CUSIP No. 367348109 Page 39 of 54 Pages
1 NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Fortress Operating Entity II LP
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) | | (b) | |
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER -0-
6 SHARED VOTING POWER -22,359,437-*
7 SOLE DISPOSITIVE POWER -0-
8 SHARED DISPOSITIVE POWER -22,359,437-*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -22,359,437-
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 38.6% (based on 57,871,776 shares outstanding as of November 9, 2007)
12 TYPE OF REPORTING PERSON (See Instructions) PN
* Solely in its capacity as the sole managing member of each of Fortress Investment Fund GP (Holdings) LLC, Fortress Partners Offshore Master GP LLC and Drawbridge Global Macro GP LLC.

SCHEDULE 13G

CUSIP No. 367348109 Page 40 of 54 Pages
1 NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON FIG Corp.
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) | | (b) | |
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER -0-
6 SHARED VOTING POWER -24,309,811-*
7 SOLE DISPOSITIVE POWER -0-
8 SHARED DISPOSITIVE POWER -24,309,811-*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -24,309,811-
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 42.0% (based on 57,871,776 shares outstanding as of November 9, 2007)
12 TYPE OF REPORTING PERSON (See Instructions) CO
* Solely in its capacity as the general partner of each of Fortress Operating Entity I LP and Fortress Operating Entity II LP.

SCHEDULE 13G

CUSIP No. 367348109 Page 41 of 54 Pages
1 NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Fortress Investment Group LLC
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) | | (b) | |
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER -0-
6 SHARED VOTING POWER -24,309,811-*
7 SOLE DISPOSITIVE POWER -0-
8 SHARED DISPOSITIVE POWER -24,309,811-*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -24,309,811-
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 42.0% (based on 57,871,776 shares outstanding as of November 9, 2007)
12 TYPE OF REPORTING PERSON (See Instructions) OO
* Solely in its capacity as the holder of all the issued and outstanding shares of beneficial interest of each of FIG Corp. and FIG Asset Co. LLC.

Item 1.

(a)	Name of Issuer:

The name of the issuer is GateHouse Media, Inc. (the "Issuer").

(b)	Address of Issuer’s Principal Executive Offices:

The Issuer's principal executive offices are located at 350 WillowBrook Office Park, Fairport, New York 14450.

Item 2.

(a)	Name of Person Filing:

This statement is filed by:

(i)	Fortress Partners Offshore Securities LLC, a Delaware limited liability company, directly owns shares described herein;

(ii)	Fortress Partners Master Fund L.P., a Cayman Islands exempted limited partnership, is the sole managing member of Fortress Partners Offshore Securities LLC;

(iii)	Fortress Partners Offshore Master GP LLC, a Delaware limited liability company, is the general partner of Fortress Partners Master Fund L.P.;

(iv)	FIF III Liberty Holdings LLC, a Delaware limited liability company, directly owns shares described herein;

(v)	Fortress Investment Fund III LP, a Delaware limited partnership, owns 36.7% of the limited liability company interests of FIF III Liberty Holdings LLC;

(vi)	Fortress Investment Fund III (Fund B) LP, a Delaware limited partnership, owns 31.4% of the limited liability company interests of FIF III Liberty Holdings LLC;

(vii)	Fortress Investment Fund III (Fund C) LP, a Delaware limited partnership, owns 6.6% of the limited liability company interests of FIF III Liberty Holdings LLC;
(viii)	Fortress Investment Fund III (Fund D) L.P., a Cayman Islands exempted limited partnership, owns 15.1% of the limited liability company interests of FIF III Liberty Holdings LLC;

(ix)	Fortress Investment Fund III (Fund E) L.P., a Cayman Islands exempted limited partnership, owns 1.1% of the limited liability company interests of FIF III Liberty Holdings LLC;
(x)	Fortress Investment Fund III (Coinvestment Fund A) LP, a Delaware limited partnership, owns 1.6% of the limited liability company interests of FIF III Liberty Holdings LLC;
(xi)	Fortress Investment Fund III (Coinvestment Fund B) LP, a Delaware limited partnership, owns 3.1% of the limited liability company interests of FIF III Liberty Holdings LLC;
(xii)	Fortress Investment Fund III (Coinvestment Fund C) LP, a Delaware limited partnership, owns less than 1% of the limited liability company interests of FIF III Liberty Holdings LLC;
(xiii)	Fortress Investment Fund III (Coinvestment Fund D) L.P., a Cayman Islands exempted limited partnership, owns 3.8% of the limited liability company interests of FIF III Liberty Holdings LLC;
(xiv)
Fortress Fund III GP LLC, a Delaware limited liability company, is the general partner of each of Fortress Investment Fund III LP, Fortress Investment Fund III (Fund B) LP, Fortress Investment Fund III (Fund C) LP, Fortress Investment Fund III (Fund D) L.P., Fortress Investment Fund III (Fund E) L.P., Fortress Investment Fund III (Coinvestment Fund A) LP, Fortress Investment Fund III (Coinvestment Fund B) LP, Fortress Investment Fund III (Coinvestment Fund C) LP, and Fortress Investment Fund III (Coinvestment Fund D) L.P.;

(xv)	Fortress Investment Fund GP (Holdings) LLC, a Delaware limited liability company, is the sole managing member of Fortress Fund III GP LLC;
(xvi)	Fortress Partners Securities LLC, a Delaware limited liability company, directly owns shares described herein;
(xvii)	Fortress Partners Fund LP, a Delaware limited partnership, is the sole managing member of Fortress Partners Securities LLC;
(xviii)	Fortress Partners GP LLC, a Delaware limited liability company, is the general partner of Fortress Partners Fund LP;
(xix)	Fortress Principal Investment Holdings IV LLC, a Delaware limited liability company, is the sole managing member of each of Fortress Partners GP LLC and Drawbridge Special Opportunities GP LLC;
(xx)	Fortress Partners Advisors LLC, a Delaware limited liability company, is the investment advisor of Fortress Partners Fund LP;

(xxi)	Drawbridge DSO Securities LLC, a Delaware limited liability company, directly owns shares described herein;
(xxii)	Drawbridge Special Opportunities Fund LP, a Delaware limited partnership, is the sole managing member of Drawbridge DSO Securities LLC;
(xxiii)	Drawbridge Special Opportunities GP LLC, a Delaware limited liability company, is the general partner of Drawbridge Special Opportunities Fund LP;
(xxiv)	Drawbridge OSO Securities LLC, a Delaware limited liability company, directly owns shares described herein;
(xxv)	Drawbridge Special Opportunities Fund Ltd., a Cayman Islands exempted company, is the sole managing member of Drawbridge OSO Securities LLC;
(xxvi)
Drawbridge Special Opportunities Advisors LLC, a Delaware limited liability company, is the investment advisor of each of Drawbridge Special Opportunities Fund LP and Drawbridge Special Opportunities Fund Ltd.;

(xxvii)	Drawbridge Global Macro Master Fund Ltd., a Cayman Islands exempted company, directly owns shares described herein;
(xxviii)
Drawbridge Global Macro Intermediate Fund L.P., a Cayman Islands exempted limited partnership, owns approximately 89.6% of the issued and outstanding shares of Drawbridge Global Macro Master Fund Ltd.;

(xxix)	Drawbridge Global Macro Fund LP, a Delaware limited partnership, owns 10.4% of the issued and outstanding shares of beneficial interest of Drawbridge Global Macro Master Fund Ltd.;
(xxx)	Drawbridge Global Macro GP LLC, a Delaware limited liability company, is the general partner of Drawbridge Global Macro Fund LP;
(xxxi)	Drawbridge Global Macro Fund Ltd., a Cayman Islands exempted company, is the sole limited partner of Drawbridge Global Macro Intermediate Fund L.P.;
(xxxii)
Drawbridge Global Macro Advisors LLC, a Delaware limited liability company, is the investment advisor of each of Drawbridge Global Macro Fund LP, Drawbridge Global Macro Fund Ltd., Drawbridge Global Macro Intermediate Fund L.P. and Drawbridge Global Macro Master Fund Ltd.;

(xxxiii)	DBGM Associates LLC, a Delaware limited liability company, is the general partner of Drawbridge Global Macro Intermediate Fund L.P.;
(xxxiv)	Principal Holdings I LP, a Delaware limited partnership, is the sole managing member of DBGM Associates LLC;

(xxxv)	FIG Asset Co. LLC, a Delaware limited liability company, is the general partner of Principal Holdings I LP;
(xxxvi)
FIG LLC, a Delaware limited liability company, is the sole managing member of Drawbridge Global Macro Advisors LLC and the investment advisor of each of Fortress Investment Fund III LP, Fortress Investment Fund III (Fund B) LP, Fortress Investment Fund III (Fund C) LP, Fortress Investment Fund III (Fund D) L.P., Fortress Investment Fund III (Fund E) L.P., Fortress Investment Fund III (Coinvestment Fund A) LP, Fortress Investment Fund III (Coinvestment Fund B) LP, Fortress Investment Fund III (Coinvestment Fund C) LP, and Fortress Investment Fund III (Coinvestment Fund D) L.P.

(xxxvii)	Fortress Operating Entity I LP, a Delaware limited partnership, is the sole managing member of FIG LLC;
(xxxviii)	Fortress Operating Entity II LP, a Delaware limited partnership, is the sole managing member of Drawbridge Global Macro GP LLC;
(xxxix)	FIG Corp., a Delaware corporation, is the general partner of each of Fortress Operating Entity I LP and Fortress Operating Entity II LP; and
(xl)	Fortress Investment Group LLC, a Delaware limited liability company, is holder of all the issued and outstanding shares of beneficial interest of each of FIG Corp. and FIG Asset Co. LLC.

The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

(b)	Address of Principal Business Office, or if none, Residence:

The address of the business office of each of the Reporting Persons is c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, New York 10105, Attention: Michael Cohn.

(c)	Citizenship:

Each of Fortress Partners Offshore Securities LLC, Fortress Partners Offshore Master GP LLC, FIF III Liberty Holdings LLC, Fortress Fund III GP LLC, Fortress Investment Fund GP (Holdings) LLC, Fortress Partners Securities LLC, Fortress Partners GP LLC, Fortress Principal Investment Holdings IV LLC, Fortress Partners Advisors LLC, Drawbridge DSO Securities LLC, Drawbridge Special Opportunities GP LLC, Drawbridge OSO Securities LLC, Drawbridge Special Opportunities Advisors LLC, DBGM Associates LLC, FIG Asset Co. LLC, Drawbridge Global Macro Advisors LLC, Drawbridge Global Macro GP LLC, FIG LLC and Fortress Investment Group LLC is a limited liability company organized under the laws of the State of Delaware. Each of Fortress Investment Fund III LP, Fortress Investment Fund III (Fund B) LP, Fortress Investment Fund III (Fund C) LP, Fortress Investment Fund III (Coinvestment Fund A) LP, Fortress Investment Fund III (Coinvestment Fund B) LP, Fortress Investment Fund III (Coinvestment Fund C) LP, Fortress Partners Fund LP, Drawbridge Special Opportunities Fund LP, Drawbridge Global Macro Fund LP, Principal Holdings I LP, Fortress Operating Entity I LP and Fortress Operating Entity II LP is a limited partnership organized under the laws of the State of Delaware. Each of Fortress Partners Master Fund L.P., Drawbridge Special Opportunities Fund Ltd., Drawbridge Global Macro Master Fund Ltd. and Drawbridge Global Macro Fund Ltd. is an exempted company organized under the laws of the Cayman Islands. Each of Fortress Investment Fund III (Fund D) L.P., Fortress Investment Fund III (Fund E) L.P., Fortress Investment Fund III (Coinvestment Fund D) L.P. and Drawbridge Global Macro Intermediate Fund L.P. is an exempted limited partnership organized under the laws of the Cayman Islands. FIG Corp. is a corporation organized under the laws of the State of Delaware.

(d)	Title of Class of Securities:

Common Stock, par value $0.01 per share (the "Common Stock")

(e)	CUSIP Number:

367348109

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E).

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F).

(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G).

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4.	Ownership.

        The percentages used in this Item 4 are calculated based on 57,871,776 shares outstanding as of November 9, 2007.

A.	Fortress Partners Offshore Securities LLC
(a)	Amount beneficially owned: -170,700-
(b)	Percent of class: Less than 1%
(c)	(i) Sole power to vote or direct the vote: -170,700-
(ii) Shared power to vote or direct the vote: -0-
(iii) Sole power to dispose or direct the disposition: -170,700-
(iv) Shared power to dispose or direct the disposition: -0-

B.	Fortress Partners Master Fund L.P.
(a)	Amount beneficially owned: -170,700-
(b)	Percent of class: Less than 1%
(c)	(i) Sole power to vote or direct the vote: -0-
(ii) Shared power to vote or direct the vote: -170,700-
(iii) Sole power to dispose or direct the disposition: -0-
(iv) Shared power to dispose or direct the disposition: -170,700-

C.	Fortress Partners Offshore Master GP LLC
(a)	Amount beneficially owned: -170,700-
(b)	Percent of class: Less than 1%
(c)	(i) Sole power to vote or direct the vote: -0-
(ii) Shared power to vote or direct the vote: -170,700-
(iii) Sole power to dispose or direct the disposition: -0-
(iv) Shared power to dispose or direct the disposition: -170,700-

D.	FIF III Liberty Holdings LLC
(a)	Amount beneficially owned: -22,050,000-
(b)	Percent of class: 38.1%
(c)	(i) Sole power to vote or direct the vote: -22,050,000-
(ii) Shared power to vote or direct the vote: -0-
(iii) Sole power to dispose or direct the disposition: -22,050,000-
(iv) Shared power to dispose or direct the disposition: -0-

E.	Fortress Investment Fund III LP
(a)	Amount beneficially owned: -8,087,400-
(b)	Percent of class: 14.0%
(c)	(i) Sole power to vote or direct the vote: -0-
(ii) Shared power to vote or direct the vote: -8,087,400-
(iii) Sole power to dispose or direct the disposition: -0-
(iv) Shared power to dispose or direct the disposition: -8,087,400-

F.	Fortress Investment Fund III (Fund B) LP
(a)	Amount beneficially owned: -6,914,800-
(b)	Percent of class: 11.9%

(c)	(i) Sole power to vote or direct the vote: -0-
(ii) Shared power to vote or direct the vote: -6,914,800-
(iii) Sole power to dispose or direct the disposition: -0-
(iv) Shared power to dispose or direct the disposition: -6,914,800-

G.	Fortress Investment Fund III (Fund C) LP
(a)	Amount beneficially owned: -1,445,900-
(b)	Percent of class: 2.5%
(c)	(i) Sole power to vote or direct the vote: -0-
(ii) Shared power to vote or direct the vote: -1,445,900-
(iii) Sole power to dispose or direct the disposition: -0-
(iv) Shared power to dispose or direct the disposition: -1,445,900-

H.	Fortress Investment Fund III (Fund D) L.P.
(a)	Amount beneficially owned: -3,318,800-
(b)	Percent of class: 5.7%
(c)	(i) Sole power to vote or direct the vote: -0-
(ii) Shared power to vote or direct the vote: -3,318,800-
(iii) Sole power to dispose or direct the disposition: -0-
(iv) Shared power to dispose or direct the disposition: -3,318,800-

I.	Fortress Investment Fund III (Fund E) L.P.
(a)	Amount beneficially owned: -233,100-
(b)	Percent of class: Less than 1%
(c)	(i) Sole power to vote or direct the vote: -0-
(ii) Shared power to vote or direct the vote: -233,100-
(iii) Sole power to dispose or direct the disposition: -0-
(iv) Shared power to dispose or direct the disposition: -233,100-

J.	Fortress Investment Fund III (Coinvestment Fund A) LP
(a)	Amount beneficially owned: -348,500-
(b)	Percent of class: Less than 1%
(c)	(i) Sole power to vote or direct the vote: -0-
(ii) Shared power to vote or direct the vote: -348,500-
(iii) Sole power to dispose or direct the disposition: -0-
(iv) Shared power to dispose or direct the disposition: -348,500-

K.	Fortress Investment Fund III (Coinvestment Fund B) LP
(a)	Amount beneficially owned: -684,700-
(b)	Percent of class: 1.2%
(c)	(i) Sole power to vote or direct the vote: -0-
(ii) Shared power to vote or direct the vote: -684,700-
(iii) Sole power to dispose or direct the disposition: -0-
(iv) Shared power to dispose or direct the disposition: -684,700-

L.	Fortress Investment Fund III (Coinvestment Fund C) LP
(a)	Amount beneficially owned: -176,300-

(b)	Percent of class: Less than 1%
(c)	(i) Sole power to vote or direct the vote: -0-
(ii) Shared power to vote or direct the vote: -176,300-
(iii) Sole power to dispose or direct the disposition: -0-
(iv) Shared power to dispose or direct the disposition: -176,300-

M.	Fortress Investment Fund III (Coinvestment Fund D) L.P.
(a)	Amount beneficially owned: -840,500-
(b)	Percent of class: 1.5%
(c)	(i) Sole power to vote or direct the vote: -0-
(ii) Shared power to vote or direct the vote: -840,500-
(iii) Sole power to dispose or direct the disposition: -0-
(iv) Shared power to dispose or direct the disposition: -840,500-

N.	Fortress Fund III GP LLC
(a)	Amount beneficially owned: -22,050,000-
(b)	Percent of class: 38.1%
(c)	(i) Sole power to vote or direct the vote: -0-
(ii) Shared power to vote or direct the vote: -22,050,000-
(iii) Sole power to dispose or direct the disposition: -0-
(iv) Shared power to dispose or direct the disposition: -22,050,000-

O.	Fortress Investment Fund GP (Holdings) LLC
(a)	Amount beneficially owned: -22,050,000-
(b)	Percent of class: 38.1%
(c)	(i) Sole power to vote or direct the vote: -0-
(ii) Shared power to vote or direct the vote: -22,050,000-
(iii) Sole power to dispose or direct the disposition: -0-
(iv) Shared power to dispose or direct the disposition: -22,050,000-

P.	Fortress Partners Securities LLC
(a)	Amount beneficially owned: -505,100-
(b)	Percent of class: Less than 1%
(c)	(i) Sole power to vote or direct the vote: -0-
(ii) Shared power to vote or direct the vote: -505,100-
(iii) Sole power to dispose or direct the disposition: -0
(iv) Shared power to dispose or direct the disposition: -505,100-

Q.	Fortress Partners Fund LP
(a)	Amount beneficially owned: -505,100-
(b)	Percent of class: Less than 1%
(c)	(i) Sole power to vote or direct the vote: -0-
(ii) Shared power to vote or direct the vote: -505,100-
(iii) Sole power to dispose or direct the disposition: -0-
(iv) Shared power to dispose or direct the disposition: -505,100-

R.	Fortress Partners GP LLC
(a)	Amount beneficially owned: -505,100-
(b)	Percent of class: Less than 1%
(c)	(i) Sole power to vote or direct the vote: -0-
(ii) Shared power to vote or direct the vote: -505,100-
(iii) Sole power to dispose or direct the disposition: -0-
(iv) Shared power to dispose or direct the disposition: -505,100-

S.	Fortress Principal Investment Holdings IV LLC
(a)	Amount beneficially owned: -730,100-
(b)	Percent of class: 1.3%
(c)	(i) Sole power to vote or direct the vote: -0-
(ii) Shared power to vote or direct the vote: -730,100-
(iii) Sole power to dispose or direct the disposition: -0-
(iv) Shared power to dispose or direct the disposition: -730,100-

T.	Fortress Partners Advisors LLC
(a)	Amount beneficially owned: -505,100-
(b)	Percent of class: Less than 1%
(c)	(i) Sole power to vote or direct the vote: -0-
(ii) Shared power to vote or direct the vote: -505,100-
(iii) Sole power to dispose or direct the disposition: -0-
(iv) Shared power to dispose or direct the disposition: -505,100-

U.	Drawbridge DSO Securities LLC
(a)	Amount beneficially owned: -225,000-
(b)	Percent of class: Less than 1%
(c)	(i) Sole power to vote or direct the vote: -225,000-
(ii) Shared power to vote or direct the vote: -0-
(iii) Sole power to dispose or direct the disposition: -225,000-
(iv) Shared power to dispose or direct the disposition: -0-

V.	Drawbridge Special Opportunities Fund LP
(a)	Amount beneficially owned: -225,000-
(b)	Percent of class: Less than 1%
(c)	(i) Sole power to vote or direct the vote: -0-
(ii) Shared power to vote or direct the vote: -225,000-
(iii) Sole power to dispose or direct the disposition: -0-
(iv) Shared power to dispose or direct the disposition: -225,000-

W.	Drawbridge Special Opportunities GP LLC
(a)	Amount beneficially owned: -225,000-
(b)	Percent of class: Less than 1%
(c)	(i) Sole power to vote or direct the vote: -0-
(ii) Shared power to vote or direct the vote: -225,000-
(iii) Sole power to dispose or direct the disposition: -0-
(iv) Shared power to dispose or direct the disposition: -225,000-

X.	Drawbridge OSO Securities LLC
(a)	Amount beneficially owned: -25,000-
(b)	Percent of class: Less than 1%
(c)	(i) Sole power to vote or direct the vote: -25,000-
(ii) Shared power to vote or direct the vote: -0-
(iii) Sole power to dispose or direct the disposition: -25,000-
(iv) Shared power to dispose or direct the disposition: -0-

Y.	Drawbridge Special Opportunities Fund Ltd.
(a)	Amount beneficially owned: -25,000-
(b)	Percent of class: Less than 1%
(c)	(i) Sole power to vote or direct the vote: -0-
(ii) Shared power to vote or direct the vote: -25,000-
(iii) Sole power to dispose or direct the disposition: -0-
(iv) Shared power to dispose or direct the disposition: -25,000-

Z.	Drawbridge Special Opportunities Advisors LLC
(a)	Amount beneficially owned: -250,000-
(b)	Percent of class: Less than 1%
(c)	(i) Sole power to vote or direct the vote: -0-
(ii) Shared power to vote or direct the vote: -250,000-
(iii) Sole power to dispose or direct the disposition: -0-
(iv) Shared power to dispose or direct the disposition: -250,000-

AA.	Drawbridge Global Macro Master Fund Ltd.
(a)	Amount beneficially owned: -1,334,011-
(b)	Percent of class: 2.3%
(c)	(i) Sole power to vote or direct the vote: -1,334,011-
(ii) Shared power to vote or direct the vote: -0-
(iii) Sole power to dispose or direct the disposition: -1,334,011-
(iv) Shared power to dispose or direct the disposition: -0-

BB.	Drawbridge Global Macro Intermediate Fund L.P.
(a)	Amount beneficially owned: -1,195,274-
(b)	Percent of class: 2.1%
(c)	(i) Sole power to vote or direct the vote: -0-
(ii) Shared power to vote or direct the vote: -1,195,274-
(iii) Sole power to dispose or direct the disposition: -0-
(iv) Shared power to dispose or direct the disposition: -1,195,274-

CC.	Drawbridge Global Macro Fund LP
(a)	Amount beneficially owned: -138,737-
(b)	Percent of class: Less than 1%
(c)	(i) Sole power to vote or direct the vote: -0-
(ii) Shared power to vote or direct the vote: -138,737-
(iii) Sole power to dispose or direct the disposition: -0-
(iv) Shared power to dispose or direct the disposition: -138,737-

DD.	Drawbridge Global Macro GP LLC
(a)	Amount beneficially owned: -138,737-
(b)	Percent of class: Less than 1%
(c)	(i) Sole power to vote or direct the vote: -0-
(ii) Shared power to vote or direct the vote: -138,737-
(iii) Sole power to dispose or direct the disposition: -0-
(iv) Shared power to dispose or direct the disposition: -138,737-

EE.	Drawbridge Global Macro Fund Ltd.
(a)	Amount beneficially owned: -1,195,274-
(b)	Percent of class: 2.1%
(c)	(i) Sole power to vote or direct the vote: -0-
(ii) Shared power to vote or direct the vote: -1,195,274-
(iii) Sole power to dispose or direct the disposition: -0-
(iv) Shared power to dispose or direct the disposition: -1,195,274-

FF.	Drawbridge Global Macro Advisors LLC
(a)	Amount beneficially owned: -1,334,011-
(b)	Percent of class: 2.3%
(c)	(i) Sole power to vote or direct the vote: -0-
(ii) Shared power to vote or direct the vote: -1,334,011-
(iii) Sole power to dispose or direct the disposition: -0-
(iv) Shared power to dispose or direct the disposition: -1,334,011-

GG.	DBGM Associates LLC
(a)	Amount beneficially owned: -1,195,274-
(b)	Percent of class: 2.1%
(c)	(i) Sole power to vote or direct the vote: -0-
(ii) Shared power to vote or direct the vote: -1,195,274-
(iii) Sole power to dispose or direct the disposition: -0-
(iv) Shared power to dispose or direct the disposition: -1,195,274-

HH.	Principal Holdings I LP
(a)	Amount beneficially owned: -1,195,274-
(b)	Percent of class: 2.1%
(c)	(i) Sole power to vote or direct the vote: -0-
(ii) Shared power to vote or direct the vote: -1,195,274-
(iii) Sole power to dispose or direct the disposition: -0-
(iv) Shared power to dispose or direct the disposition: -1,195,274-

II.	FIG Asset Co. LLC
(a)	Amount beneficially owned: -1,195,274-
(b)	Percent of class: 2.1%
(c)	(i) Sole power to vote or direct the vote: -0-
(ii) Shared power to vote or direct the vote: -1,195,274-

(iii) Sole power to dispose or direct the disposition: -0-
(iv) Shared power to dispose or direct the disposition: -1,195,274-

JJ.	FIG LLC
(a)	Amount beneficially owned: -24,139,111-
(b)	Percent of class: 41.7%
(c)	(i) Sole power to vote or direct the vote: -0-
(ii) Shared power to vote or direct the vote: -24,139,111-
(iii) Sole power to dispose or direct the disposition: -0-
(iv) Shared power to dispose or direct the disposition: -24,139,111-

KK.	Fortress Operating Entity I LP
(a)	Amount beneficially owned: -24,139,111-
(b)	Percent of class: 41.7%
(c)	(i) Sole power to vote or direct the vote: -0-
(ii) Shared power to vote or direct the vote: -24,139,111-
(iii) Sole power to dispose or direct the disposition: -0-
(iv) Shared power to dispose or direct the disposition: -24,139,111-

LL.	Fortress Operating Entity II LP
(a)	Amount beneficially owned: -22,359,437-
(b)	Percent of class: 38.6%
(c)	(i) Sole power to vote or direct the vote: -0-
(ii) Shared power to vote or direct the vote: -22,359,437-
(iii) Sole power to dispose or direct the disposition: -0-
(iv) Shared power to dispose or direct the disposition: -22,359,437-

MM.	FIG Corp.
(a)	Amount beneficially owned: -24,309,811-
(b)	Percent of class: 42.0%
(c)	(i) Sole power to vote or direct the vote: -0-
(ii) Shared power to vote or direct the vote: -24,309,811-
(iii) Sole power to dispose or direct the disposition: -0-
(iv) Shared power to dispose or direct the disposition: -24,309,811-

NN.	Fortress Investment Group LLC
(a)	Amount beneficially owned: -24,309,811-
(b)	Percent of class: 42.0%
(c)	(i) Sole power to vote or direct the vote: -0-
(ii) Shared power to vote or direct the vote: -24,309,811-
(iii) Sole power to dispose or direct the disposition: -0-
(iv) Shared power to dispose or direct the disposition: -24,309,811-

Item 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2008

FORTRESS PARTNERS OFFSHORE SECURITIES LLC
By:	/s/ Glenn Cummins
	Name: Title:	Glenn Cummins Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2008

FORTRESS PARTNERS MASTER FUND L.P.
By:	/s/ Glenn Cummins
	Name: Title:	Glenn Cummins Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2008

FORTRESS PARTNERS OFFSHORE MASTER GP LLC
By:	/s/ Glenn Cummins
	Name: Title:	Glenn Cummins Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2008

FIF III LIBERTY HOLDINGS LLC
By:	/s/ Jeffrey Rosenthal
	Name: Title:	Jeffrey Rosenthal Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2008

FORTRESS INVESTMENT FUND III LP By: FORTRESS FUND III GP LLC its general partner
By:	/s/ Jeffrey Rosenthal
	Name: Title:	Jeffrey Rosenthal Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2008

FORTRESS INVESTMENT FUND III (FUND B) LP By: FORTRESS FUND III GP LLC its general partner
By:	/s/ Jeffrey Rosenthal
	Name: Title:	Jeffrey Rosenthal Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2008

FORTRESS INVESTMENT FUND III (FUND C) LP By: FORTRESS FUND III GP LLC its general partner
By:	/s/ Jeffrey Rosenthal
	Name: Title:	Jeffrey Rosenthal Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2008

FORTRESS INVESTMENT FUND III (FUND D) L.P. By: FORTRESS FUND III GP LLC its general partner
By:	/s/ Jeffrey Rosenthal
	Name: Title:	Jeffrey Rosenthal Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2008

FORTRESS INVESTMENT FUND III (FUND E) L.P. By: FORTRESS FUND III GP LLC its general partner
By:	/s/ Jeffrey Rosenthal
	Name: Title:	Jeffrey Rosenthal Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2008

FORTRESS INVESTMENT FUND III (COINVESTMENT FUND A) LP By: FORTRESS FUND III GP LLC its general partner
By:	/s/ Jeffrey Rosenthal
	Name: Title:	Jeffrey Rosenthal Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2008

FORTRESS INVESTMENT FUND III (COINVESTMENT FUND B) LP By: FORTRESS FUND III GP LLC its general partner
By:	/s/ Jeffrey Rosenthal
	Name: Title:	Jeffrey Rosenthal Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2008

FORTRESS INVESTMENT FUND III (COINVESTMENT FUND C) LP By: FORTRESS FUND III GP LLC its general partner
By:	/s/ Jeffrey Rosenthal
	Name: Title:	Jeffrey Rosenthal Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2008

FORTRESS INVESTMENT FUND III (COINVESTMENT FUND D) L.P. By: FORTRESS FUND III GP LLC its general partner
By:	/s/ Jeffrey Rosenthal
	Name: Title:	Jeffrey Rosenthal Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2008

FORTRESS FUND III GP LLC
By:	/s/ Jeffrey Rosenthal
	Name: Title:	Jeffrey Rosenthal Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2008

FORTRESS INVESTMENT FUND GP (HOLDINGS) LLC
By:	/s/ Jeffrey Rosenthal
	Name: Title:	Jeffrey Rosenthal Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2008

FORTRESS PARTNERS SECURITIES LLC By: FORTRESS PARTNERS FUND L.P. its sole managing member By: FORTRESS PARTNERS GP LLC its general partner
By:	/s/ Glenn Cummins
	Name: Title:	Glenn Cummins Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2008

FORTRESS PARTNERS FUND L.P. By: FORTRESS PARTNERS GP LLC its general partner
By:	/s/ Glenn Cummins
	Name: Title:	Glenn Cummins Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2008

FORTRESS PARTNERS GP LLC
By:	/s/ Glenn Cummins
	Name: Title:	Glenn Cummins Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2008

FORTRESS PRINCIPAL INVESTMENT HOLDINGS IV LLC
By:	/s/ Randal A. Nardone
	Name: Title:	Randal A. Nardone Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2008

FORTRESS PARTNERS ADVISORS LLC
By:	/s/ Glenn Cummins
	Name: Title:	Glenn Cummins Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2008

DRAWBRIDGE DSO SECURITIES LLC
By:	/s/ Glenn Cummins
	Name: Title:	Glenn Cummins Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2008

DRAWBRIDGE SPECIAL OPPORTUNITIES FUND LP By: DRAWBRIDGE SPECIAL OPPORTUNITIES GP LLC its general partner
By:	/s/ Glenn Cummins
	Name: Title:	Glenn Cummins Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2008

DRAWBRIDGE SPECIAL OPPORTUNITIES GP LLC
By:	/s/ Glenn Cummins
	Name: Title:	Glenn Cummins Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2008

DRAWBRIDGE OSO SECURITIES LLC
By:	/s/ Glenn Cummins
	Name: Title:	Glenn Cummins Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2008

DRAWBRIDGE SPECIAL OPPORTUNITIES FUND LTD.
By:	/s/ Glenn Cummins
	Name: Title:	Glenn Cummins Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2008

DRAWBRIDGE SPECIAL OPPORTUNITIES ADVISORS LLC
By:	/s/ Glenn Cummins
	Name: Title:	Glenn Cummins Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2008

DRAWBRIDGE GLOBAL MACRO MASTER FUND LTD.
By:	/s/ Kevin Treacy
	Name: Title:	Kevin Treacy Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2008

DRAWBRIDGE GLOBAL MACRO INTERMEDIATE FUND L.P. By: DBGM ASSOCIATES LLC its general partner
By:	/s/ Kevin Treacy
	Name: Title:	Kevin Treacy Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2008

DBGM ASSOCIATES LLC By: PRINCIPAL HOLDINGS I LP its sole managing member
By:	/s/ David N. Brooks
	Name: Title:	David N. Brooks Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2008

PRINCIPAL HOLDINGS I LP By: FIG ASSET CO. LLC its general partner
By:	/s/ David N. Brooks
	Name: Title:	David N. Brooks Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2008

FIG ASSET CO. LLC
By:	/s/ David N. Brooks
	Name: Title:	David N. Brooks Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2008

DRAWBRIDGE GLOBAL MACRO FUND LTD.
By:	/s/ Kevin Treacy
	Name: Title:	Kevin Treacy Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2008

DRAWBRIDGE GLOBAL MACRO FUND LP By: DRAWBRIDGE GLOBAL MACRO FUND GP LLC its general partner
By:	/s/ Kevin Treacy
	Name: Title:	Kevin Treacy Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2008

DRAWBRIDGE GLOBAL MACRO ADVISORS LLC
By:	/s/ Kevin Treacy
	Name: Title:	Kevin Treacy Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2008

DRAWBRIDGE GLOBAL MACRO GP LLC
By:	/s/ Kevin Treacy
	Name: Title:	Kevin Treacy Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2008

FIG LLC
By:	/s/ David N. Brooks
	Name: Title:	David N. Brooks Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2008

FORTRESS OPERATING ENTITY I LP By: FIG CORP. its general partner
By:	/s/ David N. Brooks
	Name: Title:	David N. Brooks Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2008

FORTRESS OPERATING ENTITY II LP By: FIG CORP. its general partner
By:	/s/ David N. Brooks
	Name: Title:	David N. Brooks Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2008

FIG CORP.
By:	/s/ David N. Brooks
	Name: Title:	David N. Brooks Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2008

FORTRESS INVESTMENT GROUP LLC
By:	/s/ David N. Brooks
	Name: Title:	David N. Brooks Authorized Signatory